EXHIBIT 99.1

Atrion Reports Second Quarter Results

ALLEN, Texas, Aug. 07, 2019 (GLOBE NEWSWIRE) -- Atrion Corporation (NASDAQ: ATRI) today announced that for the second quarter ended June 30, 2019 revenues totaled $40.1 million compared with $38.8 million for the same period in 2018. Net income for the second quarter of 2019 totaled $9.7 million as compared to $8.8 million for the same period in 2018, with diluted earnings per share for the second quarter of 2019 at $5.18 compared to $4.74 in the second quarter of 2018.

Commenting on the Company’s results for the second quarter of 2019 compared to the same period last year, David A. Battat, President & CEO, stated, “We are pleased with the 3% increase in revenues, and the 4% increase in pretax income. Diluted earnings per share were up 9%. These results were achieved despite a less favorable product mix and higher manufacturing costs, while benefiting from a higher mark-to-market valuation of our investment portfolio as well as a more favorable effective tax rate.” Mr. Battat continued, “We expect a gradual ramp-up in growth as new cardiovascular and inflation products are launched in the coming 12 months.” Mr. Battat concluded, “We continue to be debt-free while holding cash and short and long investments totaling $98.2 million as of June 30, 2019.”

Atrion Corporation develops and manufactures products primarily for medical applications.  The Company’s website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially.  Such statements include, but are not limited to, Atrion’s expectations regarding growth over the next 12 months.  Words such as “expects,” “believes,” “anticipates,” “intends,” "should", "plans," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements involve risks and uncertainties.  The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements:  changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company’s ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; intellectual property and product liability claims and product recalls; and the loss of, or any material reduction in sales to, any significant customers..  The foregoing list of factors is not exclusive, and other factors are set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date hereof, and we do not undertake any obligation, and disclaim any duty, to supplement, update or revise such statements, whether as a result of subsequent events, changed expectations or otherwise, except as required by applicable law.

Contact:	Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800

ATRION CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues	$40,103	$38,847	$81,717	$78,248
Cost of goods sold	21,511	19,624	44,422	40,074
Gross profit	18,592	19,223	37,295	38,174
Operating expenses	7,626	7,957	15,291	15,542
Operating income	10,966	11,266	22,004	22,632

Interest and dividend income	388	411	854	742
Other investment income (loss)	354	(408)	681	(1,197)
Income before income taxes	11,708	11,269	23,539	22,177
Income tax provision	(2,044)	(2,472)	(4,437)	(4,892)
Net income	$9,664	$8,797	$19,102	$17,285

Income per basic share	$5.21	$4.75	$10.30	$9.33

Weighted average basic shares outstanding	1,854	1,852	1,854	1,853

Income per diluted share	$5.18	$4.74	$10.25	$9.31

Weighted average diluted shares outstanding	1,864	1,857	1,863	1,856

ATRION CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	Dec. 31,
ASSETS	2019	2018
	(Unaudited)
Current assets:
Cash and cash equivalents	$49,602	$58,753
Short-term investments	25,595	9,684
Total cash and short-term investments	75,197	68,437
Accounts receivable	20,368	17,014
Inventories	34,590	33,572
Prepaid expenses and other	2,931	3,242
Total current assets	133,086	122,265
Long-term investments	23,051	21,048
Property, plant and equipment, net	79,721	74,893
Other assets	12,893	13,010

	$248,751	$231,216

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	10,942	10,220
Line of credit	--	--
Other non-current liabilities	12,549	10,229
Stockholders’ equity	225,260	210,767

	$248,751	$231,216